FINANCIAL STATEMENTS AND

INDEPENDENT AUDITOR’S REPORT

MEMPHIS 150 L.P. 2002

DECEMBER 31, 2007

MEMPHIS 150 LP. 2002

INDEPENDENT AUDITOR’S REPORT

To the Partners

MEMPHIS 150 L.P. 2002

We have audited the accompanying balance sheet of MEMPHIS 150 LP. 2002, as of December 31, 2007 and the related statements of operations, changes in partners’ capital and cash flows for the year then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MEMPHIS 150 L.P. 2002 as of December 31, 2007 and the results of its operations, changes in partners’ capital and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Metairie, Louisiana

July 23, 2008

2

MEMPHIS 150 LP. 2002

BALANCE SHEET

DECEMBER 31, 2007

ASSETS

Assets
Cash and equivalents	$42,773
Accounts receivable	10,728
Land	228,000
Buildings, net of accumulated depreciation	5,145,631
Intangible assets, net of accumulated amortization	143,696

Total assets	$5,570,828

LIABILITIES AND PARTNERS’ CAPITAL

Liabilities
Accounts payable	$141
Security deposits payable	25,257
Accrued expenses	199,798
Due to related parties	825,746
Developer fee payable	386,887
Construction loan payable	2,450,000

Total Liabilities	3,887,829

Partners’ capital	1,682,999

Total liabilities and partners’ capital	$5,570,828

See accompanying notes

3

MEMPHIS 150 L.P. 2002

STATEMENT OF OPERATIONS

DECEMBER 31, 2007

Revenue
Rental revenue	$563,633
Other revenue	13,217

Total revenue	576,850

Operating expenses

General and administrative	17,440
Payroll	16,369
Utilities	9,149
Tax and insurance	117,738
Property management fee	52,918
Asset management fee	7,000
Repairs and maintenance	91,776
Marketing and advertising	1,447
Legal and other professional fees	31,094

Total operating expenses	344,931

Operating income	231,919

Other income and (expenses)
Interest income	2
Interest expense	(251,095)
Depreciation and amortization	(209,948)

Net other income and (expenses)	(461,041)

Net income (loss)	$(229,122)

See accompanying notes

4

MEMPHIS 150 L.P. 2002

STATEMENT OF CHANGES IN PARTNERS’ CAPITAL

DECEMBER 31, 2007

	General Partner	Limited Partners	Total Partners’ Capital

Balance - January 1, 2007	$(52)	$1,912,173	$1,912,121

Net Income (Loss)	(23)	(229,099)	(229,122)

Balance - December 31, 2007	$(75)	$1,683,074	$1,682,999

See accompanying notes

5

MEMPHIS 150 L.P. 2002

STATEMENT OF CASH FLOWS

DECEMBER 31, 2007

Cash flows from operating activities:
Net Income	$(229,122)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	209,948
(Increase) decrease in accounts receivable	13,250
Increase (decrease) in accrued liabilities	97,068
Increase (decrease) in security deposits	(3,598)
Total adjustments	316,668
Net cash provided (used) by operating activities	87,546

Cash flows from financing activities:
Loan fees	(69,000)
Net cash provided (used) by financing activities	(69,000)

Net increase (decrease) in cash and equivalents	18,546
Cash and equivalents, beginning of year	24,227

Cash and equivalents, end of year	$42,773

See accompanying notes

6

MEMPHIS 150 L.P. 2002

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE A - NATURE OF OPERATIONS

Memphis 150 L.P. 2002 (the “Partnership”) was formed under the laws of the State of Tennessee to conduct the business of owning and operating real property located in Memphis, Tennessee. The Partnership owns Memphis 150, a 90-home scattered site property (the “Property”), developed and operated under the low-income housing tax credit program.

The Partnership is owned 99.98% by the limited partner, WNC Housing Tax Credit Fund VI, L.P., Series 11, and 0.01% by the special limited partner, WNC Housing, L.P., collectively, the “Limited Partners.” Harold E, Buehler, Sr. and Jo Ellen Buehler, collectively the “General Partner,” own the remaining 0.01%.

Profits and losses are generally allocated 0.01% and 99.99% to the General Partner and Limited Partners, respectively, pursuant to the Second Amended and Restated Agreement of Limited Partnership dated April 11, 2005 (“Partnership Agreement”). Under the terms of the Partnership Agreement, the Limited Partners are required to provide capital contributions totaling $2,708,151. The total capital contributions required pursuant to the Partnership Agreement are subject to adjustment based on the amount of low-income housing tax credits allocated to the Partnership. As of December 31, 2007, the General Partner provided no capital contributions. As of December 31, 2007, the Limited Partners provided capital contributions totaling $2,437,092.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less from the acquisition date. Restricted cash is not considered cash equivalents.

Concentration of credit risk

The Partnership places its temporary cash investments with high credit quality financial institutions. At times, the account balances may exceed the institutions’ federally insured limits. The Partnership has not experienced any losses in such accounts.

7

MEMPHIS 150 L.P. 2002

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Buildings

Buildings are recorded at cost and depreciated over their estimated useful lives of 27.5 years under the straight-line method. Depreciation expense for the year ended December 31, 2007 was $204,120. Accumulated depreciation as of December 31, 2007 was $467,600.

Intangible assets

Intangible assets include permanent loan fees of $94,500 which are amortized over 30 years, and tax credit monitoring fees of $60,300 which are amortized over 15 years using the straight-line method. Amortization expense for the year ended December 31, 2007 was $5,828. Total accumulated amortization for permanent loan and tax credit fees, as of December 31, 2007, was $11,104.

Impairment of long-lived assets

The Partnership reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived asset is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2007.

Income taxes

Income or loss of the Partnership is allocated .01% to the General Partner and 99.99% to the Limited Partners. No income tax provision has been included in the financial statements since profit or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

Revenue recognition

Rental revenue attributable to residential leases is recorded when due from residents, generally upon the first day of each month. Leases are for periods of up to one year, with rental payments due monthly. Other revenue results from fees for late payments, cleaning, and damages and is recorded when earned.

8

MEMPHIS 150 L.P. 2002

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Economic concentrations

The Partnership operates a scattered site property in Memphis, Tennessee. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the demand for such housing.

NOTE C - RELATED PARTY TRANSACTIONS

Due to related parties

The General Partner has advanced funds on behalf of the Partnership to pay costs related to the construction of the Property. As of December 31, 2007, construction costs payable of $790,771 were included in due to related parties and are payable from available cash flow.

Buehler Enterprises, Inc. has advanced funds on behalf of the Partnership to pay costs related to operating expenses incurred by the Partnership. As of December 31, 2007, $34,975 of such costs were included in due to related parties on the accompanying balance sheet. This amount is payable from available cash flow.

Developer fee payable

Pursuant to the Development Agreement, Buehler Enterprises, Inc., an affiliate of the General Partner, earned a developer fee of $509,577 related to the development of the Property. The entire developer fee has been capitalized into buildings. As of December 31, 2007, the balance sheet reflects a developer fee payable in the amount of $386,887 which is payable from available cash flow.

Property management fee

Buehler Enterprises, Inc., an affiliate of the General Partner, manages the Property pursuant to a management agreement dated January 2, 2004. The management agreement provides for a management fee of 8% of monthly rental collections. The Partnership incurred property management fees of $52,918 during 2007.

Asset management fee

Pursuant to the Partnership Agreement, the Partnership shall pay to the Limited Partner, an annual asset management fee equal to 15% of net operating income, as defined, but no less than $7,000 annually for the Limited Partner’s services in assisting with the preparation of tax returns and other reports. For the year ended December 31, 2007, a fee of $7,000 was expensed to operations. As of December 31, 2007, an accrued asset management fee of $7,000 is included in accrued expenses on the accompanying balance sheet. This amount is payable from available cash flow.

9

MEMPHIS 150 L.P. 2002

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE D - CONSTRUCTION LOAN PAYABLE

The Partnership obtained a construction loan from Wachovia Bank. The terms are set forth below:

Maximum loan amount:	$2,450,000
Interest rate:	Variable
Maturity date:	September 23, 2006

The construction loan payable is secured by a deed of trust on the Property. Interest on the loan is payable in monthly installments. As of December 31, 2007, the outstanding balance was $2,450,000. There was no accrued interest as of December 31, 2007.

NOTE E - LOW-INCOME HOUSING TAX CREDITS

The Partnership expects to generate an aggregate of $3,660,030 of federal low-income housing tax credits (“Tax Credits”). Generally, such Tax Credits become available for use by its partners pro-rata over a ten-year period that began in 2005. To qualify for the Tax Credits, the Partnership must meet certain requirements, including attaining a qualified eligible basis sufficient to support the allocation and renting the Property pursuant to Internal Revenue Code Section 42 (“Section 42”) which regulates the use of the Property as to occupant eligibility and unit gross rent, among other requirements. In addition, the Partnership executed a land use restriction agreement, which requires the Property to be in compliance with Section 42 for a minimum of 30 years. Because the Tax Credits are subject to complying with certain requirements, there can be no assurance that the aggregate amount of Tax Credits will be realized and failure to meet all such requirements may result in generating a lesser amount of Tax Credits than expected.

As of December 31, 2007, the Partnership had generated $736,289 of Tax Credits. The Partnership anticipates generating Tax Credits as follows:

Year ending December 31,
2008	$366,003
2009	366,003
2010	366,003
2011	366,003
2012	366,003
Thereafter	1,093,726

Total	$2,923,741

10

MEMPHIS 150 L.P. 2002

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE F - SUBSEQUENT EVENT

On March 25, 2008, the construction loan was converted into a permanent mortgage loan secured by the Project. The mortgage payable has been allocated to each of the 90 homes and a mortgage deed has been executed for each separate building. The terms are set forth below:

Loan amount:	$2,700,000
Maturity date:	March 26, 2023
Interest rate:	6.59%

11

MEMPHIS 150 L.P. 2002

FINANCIAL STATEMENTS

For the year ended December 31, 2011

with

Report of Independent Auditors

Report of Independent Auditors

To the Partners of

Memphis 150 L.P. 2002:

We have audited the accompanying balance sheet of Memphis 150 L.P. 2002 as of December 31, 2011, and the related statements of operations, changes in partners’ capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Memphis 150 L.P. 2002 as of December 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Alpharetta, Georgia
August 17, 2012

2325 LAKEVIEW PARKWAY, SUITE 450     ALPHARETTA, GEORGIA 30009     TELEPHONE (678) 867-2333     FACSIMILE (678) 867-2366    http://www.novoco.com

MEMPHIS 150 L.P. 2002

BALANCE SHEET

December 31, 2011

ASSETS
Cash and cash equivalents	$5,939
Restricted cash	105,049
Accounts receivable	29,435
Land	228,000
Buildings, net of accumulated depreciation	4,398,962
Intangible assets, net of accumulated amortization	185,593

Total assets	$4,952,978

LIABILITIES AND PARTNERS’ CAPITAL

Liabilities
Accounts payable	$24,087
Security deposits payable	17,803
Prepaid rent	5,690
Accrued interest	14,191
Accrued taxes	39,393
Mortgage payable	2,580,993
Amounts payable to related parties:
Due to related parties	859,616
Developer fee payable, including accrued interest	247,473

Total liabilities	3,789,246

Partners’ capital	1,163,732
Total liabilities and partners’ capital	$4,952,978

See accompanying notes

MEMPHIS 150 L.P. 2002

STATEMENT OF OPERATIONS

For the year ended December 31, 2011

REVENUE
Rental revenue	$566,408
Other revenue	2,925

Total revenue	569,333

OPERATING EXPENSES
General and administrative	30,230
Payroll	38,064
Utilities	2,860
Tax and insurance	100,057
Property management fee	54,509
Repairs and maintenance	205,081
Marketing and advertising	191
Legal and other professional fees	11,380

Total operating expenses	442,372

OPERATING INCOME	126,961

OTHER INCOME AND (EXPENSES)
Interest income	11
Interest expense	(187,199)
Depreciation and amortization	(216,630)
Asset management fee	(7,000)

Total other income and (expenses)	(410,818)
NET LOSS	$(283,857)

See accompanying notes

MEMPHIS 150 L.P. 2002

STATEMENT OF CHANGES IN PARTNERS’ CAPITAL

For the year ended December 31, 2011

			Total
	General	Limited	Partners’
	Partner	Partners	Capital
BALANCE, JANUARY 1, 2011	$24,878	$1,422,711	$1,447,589

Net loss	(28)	(283,829)	(283,857)

BALANCE, DECEMBER 31, 2011	$24,850	$1,138,882	$1,163,732

See accompanying notes

MEMPHIS 150 L.P. 2002

STATEMENT OF CASH FLOWS

For the year ended December 31, 2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(283,857)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	216,630
Changes in operating assets and liabilities:
Increase in accounts receivable	(9,878)
Increase in accounts payable	17,782
Increase in prepaid rent	5,690
Decrease in accrued expenses	(3,695)
Increase in accrued interest	30,028
Increase in due to related parties	38,064
Net cash provided by operating activities	6,859

CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in restricted cash	2,198
Net cash provided by investing activities	2,198

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in due to related parties	7,000
Principal payments on mortgage payable	(35,349)
Net cash used in financing activities	(28,349)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(19,292)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	25,231

CASH AND CASH EQUIVALENTS AT END OF YEAR	$5,939

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$157,171

See accompanying notes

MEMPHIS 150 L.P. 2002

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2011

1.	General

Memphis 150 L.P. 2002 (the “Partnership”) was formed under the laws of the State of Tennessee to conduct the business of owning and operating real property located in Memphis, Tennessee. The Partnership owns Memphis 150, a 90-home scattered site property (the “Property”), developed and operated under the low-income housing tax credit program.

The Partnership is 99.98% owned by the limited partner, WNC Housing Tax Credit Fund VI, L.P., Series 11, and 0.01% by the special limited partner, WNC Housing, L.P., collectively, the “Limited Partners.” Harold E. Buehler, Sr. and Jo Ellen Buehler, collectively the “General Partners”, own the remaining 0.01% of the Partnership.

Profits and losses are generally allocated 0.01% and 99.99% to the General Partner and Limited Partners, respectively, pursuant to the Second Amended and Restated Agreement of Limited Partnership, dated April 11, 2005 (“Partnership Agreement”). Under the terms of the Partnership Agreement, the Limited Partners and the General Partner are required to provide capital contributions totaling $2,708,151 and $100, respectively.

As of December 31, 2011, the Limited Partners and General Partner had provided capital contributions totaling $2,652,599 and $25,000, respectively. The total capital contributions required pursuant to the Partnership Agreement are subject to adjustment based on the amount of low-income housing tax credits allocated to the Partnership.

2.	Summary of significant accounting policies and nature of operations

Basis of accounting

The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Cash and cash equivalents

Cash and cash equivalents include all cash balances on deposit with financial institutions and highly liquid investments with a maturity of three months or less at the date of acquisition.

Restricted cash is not considered cash and cash equivalents, and includes cash held with financial institutions for repairs or improvements to the buildings which extend their useful lives and annual insurance and property tax payments.

The carrying amounts of cash and restricted cash approximate their fair values.

Concentration of credit risk

The Partnership places its temporary cash investments with high credit quality financial institutions. At times, the account balances may exceed the institutions’ federally insured limits. The Partnership has not experienced any losses in such accounts.

MEMPHIS 150 L.P. 2002

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2011

2.	Summary of significant accounting policies and nature of operations (continued)

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Fixed assets

Fixed assets are recorded at cost. Buildings for residential rental property are depreciated over their estimated useful lives of 27.5 years under the straight-line method. Depreciation expense for the year ended December 31, 2011 was $206,847.

Fixed assets consist of:

Buildings	$5,688,231
Less: accumulated depreciation	(1,289,269)
Net fixed assets	$4.398.962

Intangible assets

Intangible assets include permanent loan fees of $172,892 which are amortized over 30 years, and tax credit monitoring fees of $60,300 which are amortized over 15 years using the straight-line method. Amortization expense for the year ended December 31, 2011 was $9,783. Total accumulated amortization for permanent loan and tax credit fees, as of December 31, 2011, was $47,599.

Impairment of long-lived assets

The Partnership reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived asset is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2011.

Income taxes

Income taxes on Partnership income are levied on the partners at the partner level. Accordingly, all profits and losses of the Partnership are recognized by each partner on its respective tax return.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Partnership to report information regarding its exposure to various tax positions taken by the Partnership. The Partnership has determined whether any tax positions have met the recognition threshold and has measured the Partnership’s exposure to those tax positions. Management believes that the Partnership has adequately addressed all relevant tax positions and that there are no unrecorded tax liabilities. Federal and state tax authorities generally have the right to examine and audit the previous three years of tax returns filed. Any interest or penalties assessed to the Partnership are recorded in operating expenses. No interest or penalties from federal or state tax authorities were recorded in the accompanying financial statements.

MEMPHIS 150 L.P. 2002

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2011

2.	Summary of significant accounting policies and nature of operations (continued)

Revenue recognition

Rental revenue attributable to residential leases is recorded when due from residents, generally upon the first day of each month. Leases are for periods of up to one year, with rental payments due monthly. Other revenue results from fees for late payments, cleaning, and damages and is recorded when earned.

Economic concentrations

The Partnership operates a scattered site property in Memphis, Tennessee. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the demand for such housing.

Fair value measurements

The Partnership applies the accounting provisions related to fair value measurements. These provisions define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, establish a hierarchy that prioritizes the information used in developing fair value estimates and require disclosure of fair value measurements by level within the fair value hierarchy. The hierarchy gives the highest priority to quoted prices in active markets (Level 1 measurements) and the lowest priority to unobservable data (Level 3 measurements), such as the reporting entity’s own data. These provisions also provide valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flows) and the cost approach (cost to replace the service capacity of an asset or replacement cost).

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of valuation hierarchy are defined as follows:

Level 1:	Observable inputs such as quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2:	Inputs other than quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3:	Unobservable inputs that reflect the Partnership’s own assumptions.

Subsequent events

Subsequent events have been evaluated through August 17, 2012, which is the date the financial statements were available to be issued, and there are no subsequent events requiring disclosure.

MEMPHIS 150 L.P. 2002

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2011

3.	Restricted cash

Restricted cash is comprised of the following as of December 31, 2011:

Insurance escrow	$25,008
Property tax escrow	62,179
Replacement reserve	17,862
Total restricted cash	$105.049

4.	Related party transactions

Asset management fee

Pursuant to the Partnership Agreement, the Partnership shall pay to the Limited Partner, an annual asset management fee equal to 15% of net operating income, but no less than $7,000 annually for the Limited Partner’s services in assisting with the preparation of tax returns and other reports. For the year ended December 31, 2011, a fee of $7,000 was expensed to operations. As of December 31, 2011, accrued asset management fees of $35,000 are included in due to related parties on the accompanying balance sheet. This amount is payable from available cash flow.

Property management fee

Buehler Enterprises, Inc., an affiliate of the General Partner, manages the Property pursuant to a management agreement dated January 2, 2004. The management agreement provides for a management fee of 8% of monthly rental collections. The Partnership incurred property management fees of $54,509 during 2011.

Due to related parties

The General Partner has advanced funds on behalf of the Partnership to pay costs related to the construction of the Property and closing of the mortgage payable. As of December 31, 2011, construction costs payable of $741,916 are included in due to related parties on the accompanying balance sheet and are payable from available cash flow.

Buehler Enterprises, Inc. has advanced funds on behalf of the Partnership to pay costs related to operating expenses incurred by the Partnership. As of December 31, 2011, $82,700 of such costs are included in due to related parties on the accompanying balance sheet. This amount is payable from available cash flow.

Developer fee payable

Pursuant to the Development Agreement, Buehler Enterprises, Inc., an affiliate of the General Partner, earned a developer fee of $509,577 related to the development of the Property. The entire developer fee has been capitalized into buildings. Pursuant to the Developer Agreement, any portion of the developer fee that remains unpaid after the close of the permanent funding for the Property accrues interest at a rate of 8% per year, compounded annually. As of December 31, 2011, the balance sheet reflects a developer fee payable in the amount of $197,962 and accrued interest of $49,511 which is payable from available cash flow.

MEMPHIS 150 L.P. 2002

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2011

5.	Mortgage payable

The Partnership obtained a permanent mortgage from Greystone Servicing Corporation, Inc. The mortgage payable has been allocated to each of the 90 homes and a mortgage deed has been executed for each separate building. The terms are set forth below:

Loan amount:	$2,700,000
Maturity date:	March 26, 2023
Interest rate:	6.59%

As of December 31, 2011, the mortgage payable balance was $2,580,993. Principal and interest payments of $17,226 are due on the first day of each month until March 26, 2023 when all unpaid interest and principal will be due and payable.

Future minimum annual maturities of the mortgage payable over each of the next five years and thereafter are as follows:

Year ending December 31,
2012	$37,751
2013	40,315
2014	43,054
2015	45,978
2016	49,101
Thereafter	2,364,794
Total	$2,580,993

6.	Low-income housing tax credits

The Partnership expects to generate an aggregate of $3,660,030 of federal low-income housing tax credits (“Tax Credits”). Generally, such Tax Credits become available for use by its partners pro-rata over a ten-year period that began in 2005. To qualify for the Tax Credits, the Partnership must meet certain requirements, including attaining a qualified eligible basis sufficient to support the allocation and renting the Property pursuant to Internal Revenue Code Section 42 (“Section 42”) which regulates the use of the Property as to occupant eligibility and unit gross rent, among other requirements. In addition, the Partnership executed a land use restriction agreement, which requires the Property to be in compliance with Section 42 for a minimum of 30 years. Because the Tax Credits are subject to complying with certain requirements, there can be no assurance that the aggregate amount of Tax Credits will be realized and failure to meet all such requirements may result in generating a lesser amount of Tax Credits than expected.

As of December 31, 2011, the Partnership had generated $2,179,079 of Tax Credits.

MEMPHIS 150 L.P. 2002

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2011

6.	Low-income housing tax credits (continued)

The Partnership anticipates generating Tax Credits as follows:

Year ending December 31,
2012	$366,003
2013	366,003
2014	366,003
2015	331,096
2016	51,846
Total	$1.480.951